 Exhibit 10.22
THIS PROMISSORY EQUITY SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

8% SENIOR CONVERTIBLE EQUITY SECURITY
$100,000	November 26, 2012

Subject to the terms and conditions of this Convertible Equity Security, for value received, Adgero Biopharmaceuticals, Inc., a Delaware corporation (the “Buyer”), hereby promises to pay to the order of St. Cloud Investments, LLC (the “Seller”), the principal sum of One Hundred Thousand Dollars ($100,000) (the “Principal Amount”) in cash or equity at Buyer’s discretion, together with interest thereon accruing on and from the date hereof on the Balance at an annual rate equal to eight percent (8%). Interest shall accrue daily and be calculated based on a 360-day year of twelve 30-day months, but in no event shall the rate of interest exceed the maximum rate, if any, allowable under applicable law. “Balance” means, at the applicable time, the sum of all then outstanding principal of this Convertible Equity Security and all then accrued but unpaid interest.
This senior Convertible Equity Security is issued by the Buyer pursuant to that certain Asset Purchase Agreement entered into as of November 26, 2012 by and between Buyer and Seller (the “Purchase Agreement”), and is subject to, and Buyer and Seller shall be bound by, all the terms, conditions and provisions of the Asset Purchase Agreement.
The following is a statement of the rights of Seller and the terms and conditions to which this Convertible Equity Security is subject and to which the Seller, by acceptance of this Convertible Equity Security, agrees:
1. Payment. If this Convertible Equity Security has not been previously converted (as provided in Section 5 hereof), then the Principal Amount of this Convertible Equity Security, all accrued and unpaid interest and all other amounts accrued under this Convertible Equity Security shall, on the Maturity Date, be payable in cash or equity at Buyer’s discretion. “Maturity Date” shall mean November 26, 2019. No interest shall be payable other than as set forth in the preceding sentence. Unless the indebtedness outstanding under this Convertible Equity Security is converted in accordance with Section 5 hereof, all payments on account of principal and interest shall be made in lawful money of the United States of America at the principal office of the Seller, or such other place as the holder hereof may from time to time designate in writing to the Buyer.

2. Prepayment. Buyer may prepay this Convertible Equity Security in cash at any time prior to the Payment Equity Financing.
3. Priority. This Convertible Equity Security shall be senior in all respects (including right of payment) to all other indebtedness of the Buyer, now existing or hereafter.
4. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Convertible Equity Security, the resolution of any controversy or claim arising out of or relating to this Convertible Equity Security and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.
5. Conversion of Convertible Equity Security upon a Payment Equity Financing.
(a) If the Buyer has not paid the entire Balance within 5 days following the last closing of the Payment Equity Financing (the “Payment Equity Financing Closing”), then the entire Balance then outstanding under this Convertible Equity Security shall be convertible into that number of shares of the security sold in the Payment Equity Financing as is equal to the Conversion Amount (as defined below) divided by the Payment Equity Financing Purchase Price (as defined below). Buyer shall deliver to Seller notice of the Payment Equity Financing prior to the Payment Equity Financing Closing, notifying the Seller of the conversion to be effected, including specifying (i) the Conversion Amount (calculated as of the Conversion Date), (ii) the Payment Equity Financing Purchase Price and (iii) the anticipated date of the Payment Equity Financing Closing.
(i) Payment Equity Financing Defined. For purposes of this Convertible Equity Security, the term Payment Equity Financing shall mean the consummation of the combined total equity financing in excess of Five Million Dollars ($5,000,000) including all financing consummated by either the Buyer or the Buyer Licensee in each case occurring after the date hereof and on or before the Maturity Date. “Buyer Licensee” means any Person, Group of People or Entity to which the Buyer licenses or transfers any intellectual property rights in the Acquired Assets (as such term is defined in that certain Asset Purchase Agreement, dated November 26, 2012, by and between the Buyer and Seller). In the event of any conflicts or inconsistencies between this definition and the language contained in the Asset Purchase Agreement, the language in the Asset Purchase Agreement shall prevail.
(ii) Payment Equity Financing Purchase Price Defined. For purposes of this Convertible Equity Security, the term Payment Equity Financing Purchase Price shall mean an amount equal to (i) seventy percent (70%) times (ii) the per share purchase price paid by those investors participating in that investment round which causes the five million dollar threshold of the Payment Equity Financing to be met.

(iii) Conversion Amount Defined. For purposes of this Convertible Equity Security, the term Conversion Amount shall mean the sum of all unpaid principal and accrued interest outstanding under this Convertible Equity Security as of the date of the Payment Equity Financing.
(b) Termination of Rights. This Convertible Equity Security, and all rights and obligations hereunder shall terminate upon the termination of the Asset Purchase Agreement or upon effective conversion or repayment of the entire Balance of the Convertible Equity Security, whether or not this Convertible Equity Security has been surrendered to Buyer for cancellation. Prior to the Payment Equity Financing, Buyer may terminate its obligation under this Convertible Equity Security. In the event that Buyer initiates such a termination prior to the Payment Equity Financing, Buyer shall return all assets still in existence that were purchased in the Asset Purchase Agreement.
(c) Delivery of Stock Certificates; No Fractional Shares. Subject to Section 5(c) above, as promptly as practicable after any conversion of this Convertible Equity Security, Buyer at its expense will issue and deliver to Seller a certificate or certificates evidencing the number of full equity securities as are issuable to Seller in connection with a conversion under this Section 5. No fractional shares of any of Buyer’s equity securities will be issued in connection with any conversion hereunder. In lieu of fractional shares which would otherwise be issuable, Buyer shall pay cash equal to the product of such fraction multiplied by the price per share of such other securities issuable to Seller upon such conversion.
6. Officers and Directors not Liable. In no event shall any officer or director of the Buyer be liable for any amounts due and payable pursuant to this Convertible Equity Security.
7. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Convertible Equity Security shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of this Convertible Equity Security (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CONVERTIBLE EQUITY SECURITY OR THE TRANSACTIONS CONTEMPLATED HEREBY.
8. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

9. Headings; Interpretation. In this Convertible Equity Security, (i) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (ii) the captions and headings are used only for convenience and are not to be considered in construing or interpreting this Convertible Equity Security and (iii) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”. All references in this Convertible Equity Security to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference. All references to dollars or “$” shall refer to United States dollars or U.S. “$”.

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IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers as of the date Payment above written.
ADGERO BIOPHARMACEUTICALS, INC.

By: /S/ Frank G. Pilkiewicz
Name: Frank G. Pilkiewicz
Title: President and CEO

On this 26 day of November 2012, before me, the undersigned Notary Public, personally appeared Michael Khoury, proved to me through satisfactory evidence of identification, which was/were California DL, to be the person whose name is signed on the lines above on behalf of Buyer, and who swore or affirmed to me that the contents of the document are truthful and accurate to the best of his/her knowledge and belief. The above-indicated individual is duly authorized to execute this document singly on behalf of Buyer and executed this document of his/her own free will.
/s/Darren F. Haworth  (Seal)
Signature of Notary

My Commission Expires: 10.9.14

Acknowledged and agreed by Seller:

ST. CLOUD INVESTMENTS, LLC

By: /S/Michael Khoury
Name: Michael Khoury
Title: Director